Exhibit 10.1

Confidential Treatment Requested.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

BLACKHAWK BIOFUELS, LLC TOLL PROCESSING AGREEMENT

This Blackhawk Biofuels, LLC Toll Processing Agreement (the “Agreement”) is made and entered into effective August 5, 2009, by and between Blackhawk Biofuels, LLC a limited liability company organized and existing under the laws of the state of Delaware, with offices at 22 South Chicago Avenue, Freeport, Illinois 61032 (“Blackhawk Biofuels”). and REG Marketing & Logistics Group, LLC, an Iowa limited liability company (“REG Marketing”), of 416 S. Bell Avenue, PO Box 888, Ames, Iowa 50010 (each a “Party,” and collectively the “Parties”).

Recitals

A.                                   Blackhawk Biofuels is in the business of manufacturing and processing biodiesel from feedstock at its biodiesel processing facility located at Danville, IL (the “Facility”).

B.                                     REG Marketing desires to arrange for the purchase and delivery of animal fats and other feedstocks (as specified by the provisions of Section 7 hereafter, herein “Feedstocks”) to Blackhawk Biofuels for processing into biodiesel meeting the specifications set out in Section 8 hereafter (herein “Biodiesel”) and Crude Glycerin, Fatty Acids and Soapstock (“Co-products”) pursuant to a toll processing arrangement.  Blackhawk Biofuels desires that REG Marketing arrange for the delivery of Feedstocks for processing at the Facility.

The Agreement

In consideration of the mutual benefits and obligations herein provided and other good and valuable consideration, Blackhawk Biofuels and REG Marketing agree as follows:

1.                                       Offers to Deliver Feedstocks for Processing.  REG Marketing may offer to deliver Feedstocks to Blackhawk Biofuels’s Facility at Danville, IL, during the term of this Agreement.

(a)                                  Orders within Facility Commitment.  REG Marketing shall order the processing of 11.0 million pounds of Feedstocks at the Facility (“Facility Commitment”). Any such order shall set out the type and quantity of Feedstocks, and the Production Week for which such Feedstocks are intended for processing (“Order”).  If such Order is timely made, then unless otherwise agreed by the Parties REG Marketing shall deliver the Feedstocks to Blackhawk Biofuels in time for production of the Biodiesel, Blackhawk Biofuels shall process the Feedstocks and test and certify the Biodiesel as meeting the agreed upon specifications under the applicable Order during such Production Week, and REG Marketing shall arrange to pick up the resulting Biodiesel during the two weeks immediately following such Production Week.  Blackhawk Biofuels agrees to provide written acknowledgment of all Orders placed by REG Marketing.  For purposes of this Agreement, a “Production Week” shall mean a calendar week beginning at 8:00 a.m. on Monday and ending at 7:59 a.m. on the following Monday, with weeks designated for pick up of Biodiesel measured in similar fashion.

As an example, for the Production Week commencing January 19, 2009, REG Marketing would need to have delivered its Order for such Production Week on or before 5:00 p.m. on Monday, January 5, 2009.  If such Order has been timely delivered to Blackhawk Biofuels, REG Marketing would then deliver in the Feedstocks required for such Production Week both before and during the production week.  Blackhawk Biofuels would then have the Production Week of January 19 through January 26, 2009, to complete production, test and certify the Biodiesel meets the agreed upon specifications under the applicable Order.  REG Marketing would then have from January 26 through 7:59 a.m. on February 9, 2009, to pick up the Biodiesel produced for such Production Week.  REG Marketing shall develop a sample “Order/Nomination” form to be used by the Parties, which shall be attached as Exhibit A hereto.

Any Feedstocks purchased by Bunge North America, Inc. (“Bunge”) pursuant to the terms of a Feedstock Purchase and Sale Agreement dated June 30, 2009 (the “Feedstock Agreement”) by and between Blackhawk Biofuels, REG Marketing and Bunge shall be included in determining whether the Facility Commitment has been met.  Any purchase of Feedstocks by Bunge, however, shall be governed exclusively by the terms of the Feedstock Agreement and such purchases shall not be subject to the terms of this Agreement.

(b)                                 Offers in Excess of the Facility Commitment.  REG Marketing may offer to deliver additional Feedstocks beyond the Facility Commitment, subject to Blackhawk Biofuels’s acceptance.  Any such offer (“Nomination”) shall set out the type and quantity of Feedstocks, the Production Week for which such Feedstocks are intended for production, and advise of the time period during which Blackhawk Biofuels shall be required to communicate Blackhawk Biofuels’s acceptance back to REG Marketing (“Offer Period”).  The parties agree that such Offer Period will not expire prior to 12:00 o’clock noon, local time at the Facility, on the business day following that day during which the Nomination is delivered, and provided further that (unless waived by Blackhawk Biofuels) a Nomination shall not propose a Feedstocks delivery schedule with first delivery date less than seven (7) calendar days after the end of the Offer Period.  If a Nomination is accepted by Blackhawk Biofuels (as set out hereafter), then (unless otherwise agreed by the Parties) REG Marketing agrees to deliver the Feedstocks to Blackhawk Biofuels pursuant to the terms of the Nomination prior to such Production Week to utilize in the production of the Biodiesel, Blackhawk Biofuels shall during such Production Week process the Feedstocks and test and certify the Biodiesel as meeting the agreed upon specifications under the applicable Nomination, and REG Marketing shall arrange to pick up the resulting Biodiesel during the two weeks immediately following such Production Week.  The sample “Order/Nomination” form to be used by the Parties is attached as Exhibit A hereto.

*** Confidential material redacted and filed separately with the Commission.

2.                                       Agreement to Process Orders; Consideration of Nominations.

(a)                                  Orders within Facility Commitment. Blackhawk Biofuels agrees to process Feedstocks for all Orders received totaling up to 2.75 million pounds per Production Week, such processing to be within the time frame as set out in Section 1(a) above (unless otherwise agreed by the Parties).  Blackhawk and REG Marketing agree that any shortfall in biodiesel production or shipments due in the previous Agreement dated July 1st, 2009 may be made up under this Agreement without penalties.

(b)                                 Nominations in Excess of Facility Commitment.  In addition, should REG Marketing offer to deliver Feedstocks in excess of such Facility Commitment, Blackhawk Biofuels will consider any such Nomination received, and shall have the right (but not any obligation) to accept Nominations received from REG Marketing by notice given during the Offer Period.  If Blackhawk Biofuels gives timely acceptance of a Nomination (pursuant to the provisions set out in this Agreement, herein an “Acceptance”), then Blackhawk Biofuels agrees to process Feedstocks received pursuant to the terms of the Nomination (and such other applicable provisions as set out herein).

3.                                       Manner of Extending Order, Nominations, Acceptances.  Notwithstanding any provisions of Section 26(a) to the contrary, the Parties may submit Orders, Nominations and Acceptances by telephone or email, provided that any Order, Nomination or Acceptance submitted by telephone must be followed by timely confirmation by email.

4.                                       Toll Fees and Payment.  Blackhawk Biofuels shall be paid a toll fee of $ *** for every gallon of Biodiesel at standard temperature and pressure delivered to REG Marketing, produced at the Facility from the Feedstocks delivered by REG Marketing for all volumes shipped up to 2,500,000 gallons in a calendar month. Blackhawk Biofuels shall be paid a toll fee of $ *** for every gallon of Biodiesel at standard temperature and pressure delivered to REG Marketing, produced at the Facility from the Feedstocks delivered by REG Marketing for all volumes shipped in excess of 2,500,000 gallons in a calendar month. Payment shall be made as follows:

(a)                                  The toll Fee under the terms of such Orders or Nominations by wired funds to Blackhawk Biofuels on the first business day following the 15th for Biodiesel delivered to REG Marketing from the 1st to the 15th of the month and on the first business day following the last day of each month for Biodiesel delivered to REG Marketing on the 16th to the last day of the month. Delivered to REG Marketing shall mean Biodiesel meeting specifications loaded per shipping instructions FOB Danville, IL.

5.                                       Co-Products.  REG Marketing shall also be entitled to receive at no additional cost, all glycerin and Fatty Acid produced as a result of the processing of the Feedstocks.

*** Confidential material redacted and filed separately with the Commission.

6.                                       Methanol and Catalyst.  REG Marketing shall be responsible for the purchase and delivery of methanol and catalyst to the Facility. The maximum allowed usage of methanol shall be *** gal of methanol per gallon of biodiesel. The maximum allowed usage of catalyst shall be *** lbs per gallon of biodiesel. Blackhawk Biofuels will reimburse REG Marketing for usage of methanol and catalyst above the maximums. The reimbursement will be paid for overusage at the average price of the chemicals multiplied by the overusage amount based on the biodiesel produced on a monthly basis.  REG Marketing will invoice Blackhawk Biofuels within the first week of the following month.  Payment terms will be 7 days from receipt of invoice from REG Marketing.  If the actual positive or negative usage variance performance is greater than 10% from the values given above, the parties will use data gathered while producing under steady state conditions and adjust the maximum allowed usages with approval to not be unreasonably withheld, conditioned or delayed by either party.  Any changes will be contained in an addendum to this Agreement.

7.                                       Maximum Feedstock Usage and Overusage.  In consideration of the Toll Fee and handling of co-products agreed upon, Blackhawk Biofuels agrees the Maximum Feedstock Usage(MFU) per Pound of Delivered Biodiesel shall be as defined in Exhibit B for each Feedstock Type.

For feedstocks where a MFU value is clearly identified and not calculated, the actual overuse, if any, will be calculated as follows:

Overusage based on identified MCU = A – ( B x MFU)

Where	A = Actual pounds of Feedstock delivered from aggregate BOL’s

B = Biodiesel produced from Feedstock in gallons at standard conditions

MCU = defined value for feedstock type

For higher FFA feedstocks or blends of feedstocks that do not have an identified MFU and require the calculation, a daily flow proportioned representative composite sample shall be tested and the resulting %FFA will be used in the calculation. for MFU for the resulting production volume.  For feedstocks where a MFU value is calculated and not clearly identified, the actual overuse, if any, will be calculated as follows:

Overusage for High FFA and Blends based on MCU calculation = C – (B x MFU)

Where	C = Actual pounds of Feedstock delivered from aggregate BOL’s

B = Biodiesel produced from Feedstock in gallons at standard conditions

MFU = “Exhibit B calculation *1” using daily flow proportioned representative composite sample

The reimbursement will be paid for overusage at the average price of the feedstock multiplied by the overusage amount based on the biodiesel produced on a monthly basis.  REG Marketing will invoice Blackhawk Biofuels within the first week of the following month.  Payment terms will be 7 days from receipt of invoice from REG Marketing.  If the actual positive or negative usage variance performance is greater than 2% from the values given or calculated in Exhibit B, the parties will use data gathered while producing under steady state conditions and adjust the defined MFU or formula “*1” with approval to not be unreasonably withheld, conditioned or delayed by either party.  Any changes will be contained in an addendum to this Agreement.

8.                                       Feedstocks.  The Feedstocks to be delivered to the Facility pursuant to this Agreement shall comply with the specifications set forth on Exhibit B attached hereto or the specific purchase order, whichever is the more restrictive specification.  For Example, if the tallow specification for FFA in Exhibit B was <4 and the purchase order defined FFA as less than <2, then <2 shall be the requirement.  Prior to accepting deliveries of Feedstocks, Blackhawk Biofuels shall have the right at its expense to inspect and test the tendered Feedstocks to determine if it meets the specifications required under this Agreement, and if any such Feedstocks does not meet the required specifications then Blackhawk Biofuels shall have the right to reject such Feedstocks and require REG Marketing, at its cost, to replace the same with Feedstocks that meets the required specifications.  Should REG Marketing propose any other type of Feedstocks other than identified on Exhibit B, the Parties shall agree upon the written specifications and MFU applicable to such additional feedstock, and approve and attach such specifications and MFU as an addendum to Exhibit B with approval to not be unreasonably withheld, conditioned or delayed by either party.

9.                                       Biodiesel.  The Biodiesel to be produced pursuant to this Agreement shall comply with the specifications set forth on Exhibit C attached hereto.  At REG Marketing’s request, two (2) - one (1) litre samples of the Biodiesel to be delivered to REG Marketing by Blackhawk Biofuels shall be made available for testing at REG Marketing’s cost, prior to REG Marketing picking up such Biodiesel.  Should inspection and testing determine that any Biodiesel does not meet the required specifications (whether determined before or after such Biodiesel has been picked up by REG Marketing, and including after delivery to REG Marketing’s customers), REG Marketing shall have the right to reject such Biodiesel, and require Blackhawk Biofuels, at its cost, to replace the same with Biodiesel that meets the required specifications.

10.                                 Term.  The term of this Agreement shall be until August 31th, 2009 and commence upon its signature by the Parties.

11.                                 Title.  Except as otherwise provided herein, title to the Feedstocks delivered by REG Marketing pursuant to this Agreement and title to the contractual amount of corresponding Biodiesel and Co-products produced from such Feedstocks shall at all times be and remain with REG Marketing.  Any Feedstocks delivered by REG Marketing pursuant to the terms and conditions of the Feedstock Agreement, however, shall at all times be and remain with Bunge until such time as title to such Feedstocks passes to REG Marketing pursuant to the terms of the Feedstock Agreement.

12.                                 Risk of Loss; Insurance.  Risk of loss to the Feedstocks and the Biodiesel and Co-Products produced therefrom shall at all times be borne by REG Marketing, and REG Marketing will maintain such property insurance on the Feedstocks and the Biodiesel produced therefrom as REG Marketing shall determine, in its sole discretion.

Blackhawk Biofuels and REG Marketing shall each, at its own cost and expense, obtain and maintain, during the term of this Agreement, comprehensive general liability insurance, in minimum amounts of Five Million Dollars ($5,000,000) per occurrence for damage, injury and/or death to persons, and One Million Dollars ($1,000,000) per occurrence for damage and/or injury to property and Worker’s Compensation Insurance as required by law.  Such coverage shall be on a date of occurrence form, and be provided by an insurance company reasonably satisfactory to the other Party.  Blackhawk Biofuels and REG Marketing shall each provide the other with proof of such insurance coverage prior to any Feedstocks being delivered, such insurance naming the other Party as an additional insured, and providing that the coverage represented thereby shall not be canceled nor modified unless at least thirty (30) days prior written notice has been given to the additional insured.

13.                                 Inventory Reports.  Blackhawk Biofuels will provide REG Marketing with daily reports showing the receipt, usage and inventory of Feedstocks, methanol and catalyst, and shipments, production and inventory of Biodiesel and Co-products produced.

14.                                 Production Costs.  Other than for the cost of the Feedstocks, methanol, and catalyst purchased and delivered by REG Marketing, Blackhawk Biofuels shall be responsible for all costs of producing the Biodiesel required under this Agreement, including without limitation all labor costs and the cost of utilities, chemicals other than methanol and catalyst and other consumables used in such production.

15.                                 Testing.  Blackhawk Biofuels shall be responsible for the cost of testing to fully certify the Biodiesel meets the specifications identified in the Order or Nomination.  All sampling and testing shall be in conformance with BQ-9000 rules and regulations.

16.                                 Freight Costs.  REG Marketing will bear the cost of all freight charges for the Feedstocks, methanol, and catalyst purchased by REG Marketing, and Biodiesel and Co-Products to be produced therefrom, pursuant to this Agreement.

17.                                 Protection of REG Marketing’s Title.  In order to better evidence REG Marketing’s ownership of the Feedstocks and the Biodiesel produced therefrom, Blackhawk Biofuels hereby authorizes REG Marketing on its behalf, at any time and from time to time to file protective financing statements in any Uniform Commercial Code jurisdiction, which may include without limitation any initial financing statements and amendments thereto that (i) describe the Feedstocks, and the Biodiesel that is the subject of this Agreement, and (ii) contain any other information required or appropriate to be included pursuant to the Uniform Commercial Code of the state where filed, including that the organizational identification number of Blackhawk Biofuels is 20-2760722.  Blackhawk Biofuels agrees to furnish any such information to REG Marketing promptly upon request.  Blackhawk Biofuels will not purport to pledge, mortgage or create, or suffer to exist a security interest in the Feedstocks and the Biodiesel that is produced therefrom, in favor of any third party, and Blackhawk Biofuels, upon the request of REG Marketing or in response to any inquiry that may be made, will inform any lender, lessor or other third party that has or may have a lien or security interest or any other interest in property of Blackhawk Biofuels that REG Marketing is the owner of the Feedstocks and the Biodiesel that is the subject of this Agreement.  “Notwithstanding anything to the contrary set forth herein, Blackhawk Biofuels and REG Marketing acknowledge and agree that pursuant to the terms of the Feedstock Agreement, Bunge shall have title in the Feedstocks purchased by Bunge pursuant to the terms of the Feedstock Agreement, and Bunge shall have the right to file precautionary financing statements and amendments and/or continuations thereto pursuant to the Uniform Commercial Code to further evidence and memorialize its absolute ownership interest in the Feedstocks.”

18.                                 Product Segregation.  REG Marketing, on behalf of Blackhawk Biofuels, shall be allowed to add additional Feedstocks owned by REG Marketing as needed to meet the quality and yield requirements hereunder, so long as such additional Feedstocks have cold flow characteristics that are capable of meeting the cold flow specifications set out on the applicable Order or Nomination, and the Biodiesel to be produced shall in any event meet the specifications required hereunder, as modified by the Order or Nomination and Acceptance applicable.  In such event, REG Marketing shall off-set any costs for such additional Feedstocks against the toll fees to be paid by REG Marketing pursuant to Section 4 hereof.  Pursuant to the terms of the Feedstock Agreement, Blackhawk Biofuels shall allow Bunge to store the Feedstocks at the Facility; provided, however, such Feedstocks shall be segregated from any Feedstocks owned by REG Marketing pursuant to the terms of this Agreement.

19.                                 Failure to Process.  If for any reason other than REG Marketing’s failure to deliver Feedstocks, methanol, and catalyst as required under this Agreement (and other than a matter covered by the force majeure provisions of this Agreement) Blackhawk Biofuels fails to process the Feedstocks in to the certified Biodiesel within the time frame contemplated by this Agreement, Blackhawk Biofuels will pay to REG Marketing the amount determined by first dividing the number of pounds of Feedstocks delivered to Blackhawk Biofuels by the Maximum Feedstock Usage per gallon yield under Section 7 and converting to gallons to determine the gallons of Biodiesel which should have been processed (“Required Gallons”); second, subtracting the actual gallons of Biodiesel received by REG Marketing from the Required Gallons to determine the number of gallons which Blackhawk Biofuels failed to process (“Biodiesel Shortage”); and third,  multiply the Biodiesel Shortage by REG Marketing’s average market price per gallon of Biodiesel delivered by Blackhawk Biofuels to REG Marketing up to such time of computation (or if none delivered another reasonable method of determining the market value of Biodiesel FOB Danville as may be agreed by the Parties, or otherwise determined if the Parties can not so agree).

20.                                 Facility Shutdowns.  Blackhawk Biofuels agrees to notify REG Marketing of any scheduled shutdowns a minimum of thirty (30) days in advance.  In the event there are any Facility shutdowns due to unscheduled power or mechanical problems which will affect receiving or shipping schedules or are anticipated to continue for twenty-four (24) hours or more Blackhawk Biofuels will notify REG Marketing as soon as possible.

21.                                 Tax Credits; Blending, Shipping & Loading.  Blackhawk Biofuels will, at the request of REG Marketing, blend the Biodiesel with petroleum diesel (supplied by Blackhawk Biofuels at its cost) to create B99.9 biodiesel at no additional charge to REG Marketing.  Any excise tax or income tax credit or refund, including any blender’s credit or CCC credit or refund (“Tax Credits”) relating to the Biodiesel delivered to REG Marketing will be for the account of REG Marketing, and shall be submitted (as applicable) to the United States Internal Revenue Service (“IRS”) or other appropriate entity by Blackhawk Biofuels, unless otherwise requested by REG Marketing Blackhawk Biofuels will not claim any Tax Credits relating to the Biodiesel delivered to REG Marketing without the written consent of REG Marketing.

In addition, Blackhawk Biofuels shall fulfill the requests regarding additives and load temperature as set out on the “Shipping/Loadout Request” form supplied by REG Marketing and complete the loadout information for each load of Biodiesel shipped, all as set out on the attached as Exhibit D hereto.

22.                                 RINs and Biodiesel Certificates.  Blackhawk Biofuels and REG Marketing shall cooperate with each other to generate Renewable Identification Numbers (RINs) for the gallons of Biodiesel produced pursuant to this Agreement, with such RINs to be the property of REG Marketing.  Blackhawk Biofuels and REG Marketing shall also cooperate with each other to issue biodiesel certificates for the Biodiesel produced pursuant to this Agreement, which certificates shall be suitable for REG Marketing’s use in collecting the $1.00 per gallon blender’s tax credit.  For purposes of clarity, all gallons for these purposes shall be calculated on a temperature corrected basis (at 60° F).

23.                                 Force Majeure.  Neither Party hereto shall be liable for any delay arising from circumstances beyond its control including acts of God, riot or civil commotion, industrial dispute, fire, flood, drought, act of government, terrorist acts, war, or sabotage (except failures or delays resulting from a lack of a Party’s funds), provided that the Party seeking to be excused shall make every reasonable effort to minimize the delay resulting therefrom and shall give prompt written notice of the force majeure event to the other Party.  The obligations of the Party giving notice, so far as they are affected by the force majeure event, will be suspended during, but not longer than, the continuance of the force majeure event.  The affected Party must act with commercially reasonable diligence to resume performance and notify the other Party that the force majeure event no longer affects its ability to perform under the Agreement.

24.                                 Independent Contractor.  Blackhawk Biofuels is acting hereunder and its services are rendered to REG Marketing solely as an independent contractor.  REG Marketing is not authorized and shall not contract any obligations in the name of Blackhawk Biofuels as a result of this Agreement (the Parties understanding that REG Marketing may have such authority as may arise from other contracts entered in to by the Parties, and including that Management and Operational Services Agreement dated August 22, 2006 (“MOSA”)).  Blackhawk Biofuels accepts full and exclusive liability for the payment of any and all contributions or taxes for unemployment and workers’ compensation insurance, old age retirement benefits, pensions and annuities now or hereafter imposed by any federal or state governmental authority which are measured by wages, salaries or other remuneration paid to persons, and holds harmless REG Marketing from any such liability.  Blackhawk Biofuels agrees that in performing its duties contemplated by this Agreement it shall comply with all applicable federal and state laws, orders and regulations, and, to its knowledge, represents and warrants that the Facilities are in compliance with existing environmental laws and regulations and OSHA standards which may apply to the activities to be performed by Blackhawk Biofuels hereunder.

25.                                 Confidentiality.

(a)                                  “Confidential Information” of Blackhawk Biofuels and REG Marketing includes the terms of this Agreement, the Feedstocks composition, the biodiesel specifications, all business information of Blackhawk Biofuels and REG Marketing, including, but not limited to, their respective pricing, supplier lists, quantities of supplies purchased, all processing and manufacturing information of

Blackhawk Biofuels and REG Marketing, all processes and information used in the processing of Feedstocks into Biodiesel, and all other confidential or proprietary information of Blackhawk Biofuels and REG Marketing.  All “Confidential Information” shall remain the sole property of the original owner of that information.

(b)                                 Blackhawk Biofuels and REG Marketing agree that (except as necessary for REG Marketing to meet its obligations under the MOSA) they shall not for any purpose use or disclose to any third party any Confidential Information not owned by it. Such confidentiality obligations shall survive the expiration or earlier termination of this Agreement.

26.                                 Default.  Each Party will be entitled to all damages (including costs and reasonable attorney fees incurred in enforcement of such Party’s rights hereunder) and other rights and remedies available at law or in equity, in addition to any other remedies as may be provided in this Agreement, upon the default or other failure to perform of the other Party; provided, however, that before taking action to enforce such breach or terminating this Agreement the Party claiming default or failure to perform shall first provide the defaulting Party with written notice detailing the circumstances of its failure to meet its obligations hereunder and an opportunity to cure such failure within ten (10) days of such notice.

27.                                 Miscellaneous.

(a)                                  Notices.  Any notice (including Nominations and Acceptances) required or permitted to be given pursuant to this Agreement is validly given if in writing and: (i) personally delivered; (ii) sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy and a confirmation of delivery; or (iii) sent by prepaid registered mail or recognized overnight carrier, addressed to the applicable party at its address indicated below or to such other address as any party may specify by notice in writing to the other.  Any notice personally delivered on a business day will be deemed conclusively to have been effectively given on the date notice was delivered.  Any notice given by facsimile or other means of electronic communication will be deemed conclusively to have been given on the date specified on the confirmation of such transmission.  Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given when actually received.  Notices shall be addressed as follows:

If to REG Marketing:	416 S. Bell Avenue, PO Box 888
Ames, IA 50010
Attn: Gary Haer
Fax: (515) 239-8029

If to Blackhawk Biofuels:	210 West Spring Street
Freeport, Illinois 61032
Attn: Ron Mapes
Fax: (815) 235-4727

Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner herein provided for giving notice.  Any such notice, demand, request or other communication shall be deemed given when mailed or delivered as aforesaid.

(b)                                 Cumulative Remedies.  The rights and remedies provided to Blackhawk Biofuels and REG Marketing in this Agreement, or otherwise available at law or in equity, shall be cumulative and may be exercised concurrently or successively.

(c)                                  Governing Law/Choice of Forum.  This Agreement shall be deemed made and entered unto in the State of Iowa and shall be governed and construed under and in accordance with the laws of the State of Iowa without resort to said state’s conflict of laws rules.  The U.S. District Court for the Southern District of Iowa, or if such court lacks jurisdiction, the Iowa District Court for Story County, Iowa, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement.  The Parties further agree that, in the event of litigation arising out of or in connection with these matters, they will not contest or challenge the jurisdiction or venue of these courts.

(d)                                 Amendments.  This Agreement may not be modified or amended unless a written amendment to this Agreement is executed by REG Marketing and Blackhawk Biofuels.

(e)                                  Severability.  If any provision of this Agreement may be construed in two ways, one of which would render the provision illegal or otherwise voidable and unenforceable and the other of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.  The language of all provisions of this Agreement shall be construed according to its fair meaning and not strictly against REG Marketing or Blackhawk Biofuels.  It is the intention of the Parties that the provisions of this Agreement be enforced to the fullest extent.  In the event that any court shall determine that any provision of this Agreement is unenforceable as written, the Parties agree that the provision shall be amended so that it is severable and they shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained in this Agreement.  Partially valid and enforceable provisions shall be enforced to the extent that they are partially valid and enforceable.

(f)                                    Captions.  Section captions are used only for convenience and are in no way to be construed as a part of this Agreement or as a limitation of the scope of the particular sections to which they refer.  Words of any gender used in this Agreement shall include any other gender, and words in the singular shall include the plural where the context requires.

*** Confidential material redacted and filed separately with the Commission.

(g)                                 Assignment.  Neither Party may assign any of its rights in or delegate any of its duties under this Agreement without the prior written consent of the other Party.  Notwithstanding the foregoing, a Party (“Assignor”) may without the need for consent from the other Party assign any or all of its rights, duties and obligations under this Agreement to another entity, or to such Party’s affiliate or successor (collectively herein “Assignee”), if such Assignee expressly assumes all obligations not otherwise remaining with Assignor hereunder, and Assignor nonetheless remains responsible hereunder.

(h)                                 Interpretation.  This Agreement has been prepared after extensive negotiation between the Parties hereto, and if any ambiguity is contained herein, then in resolving such ambiguity, no weight shall be given in favor of or against either Party solely on account of its drafting this Agreement.

(i)                                     Entire Agreement.  Time is of the essence of this Agreement.  This Agreement together with the Exhibits referenced herein constitute the entire agreement by and between the Parties and all prior written and verbal agreements, proposals, representations and other communications between the Parties regarding this tolling arrangement are superseded.

(j)                                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument, and may be executed and delivered by facsimile signature or similar means, which shall be considered an original.

(k)                                  Most Favored Terms.  Blackhawk Biofuels represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the provisions offered to any other person or entity is or will be more favorable to such person or entity than those offered under this Agreement, and, if they are or become more favorable to any other person or entity during the term of this Agreement or any continuation or extension thereof, Blackhawk Biofuels shall give written notice thereof to REG Marketing, and REG Marketing shall have the option (which option must be exercised by written notice to Blackhawk Biofuels with ten (10) business days after notice thereof) to amend this Agreement to include any such more favorable terms.  If such option is exercised, Blackhawk Biofuels and REG Marketing shall execute an appropriate written amendment to this Agreement.

(l)                                     MOSA Fee.  In view of the fact that this Agreement is to process Feedstocks owned by REG Marketing for the benefit of REG Marketing, REG Marketing agrees that Blackhawk Biofuels shall not be required to pay the variable fee of $ *** /gal under the MOSA for the volume of Biodiesel processed for and delivered to REG Marketing under this Agreement.  Blackhawk BioFuels shall continue to pay the Fixed fee of $ *** per month as outlined in the MOSA.

IN WITNESS WHEREOF, Blackhawk Biofuels and REG Marketing have executed this Agreement as of the date first shown above.

BLACKHAWK BIOFUELS, LLC		REG MARKETING & LOGISTICS GROUP, LLC

By	/s/ RONALD L. MAPES	By:	/s/ GARY HAER
Name	Ronald L. Mapes	Name:	Gary Haer
Title	Chair	Title:	Vice President Sales and Marketing

Exhibit A

(Form of Order/Nomination)

ORDER NUMBER or NOMINATION NUMBER

For Production Week beginning:	/ /

Date Sent to Blackhawk BioFuels, LLC:	/ /

Date Reviewed by Blackhawk BioFuels, LLC:	/ /

Blackhawk BioFuels, LLC’s Action: (circle) ACCEPT or REJECT

Date Accepted/Rejected by Blackhawk BioFuels, LLC:	/ /

☐ REG — 9000 ASTM
Product Specification
☐ REG — 9000 EN

☐ Cloud °C
Cold Flow Specification
☐ CFPP °C

FEEDSTOCK TYPE	Lbs ORDERED	Contr. Yield	Contr. Gallons

TOTAL

Date	Date
REG Marketing & Logistics Group, LLC.	Blackhawk BioFuels, LLC.

*** Confidential material redacted and filed separately with the Commission.

“Exhibit B”

REG Feedstock Specifications

	Free Fatty Acid (as Oleic)	Moisture	Insoluble Impurities	Total MIU	Phosphorus	Color (FAC Scale)	Maximum Feedstock Usage per Gallon of BioDiesel (MFU)
Analytical Method
	AOCS Ca 5a-40	AOCS Ca 2c-25	AOCS Ca 3a-46	calc	AOCS Ca 12-55	AOCS Ca 13a-43

Feedstock Group	Feedstock Type	wt%	wt%	wt%	wt%	ppm		Lbs/Gal
	RB Soy	<0.25	<0.3	<0.05	<1.5	<20	Clear & bright	7.40
	Crude Degummed Soy	<1.0	<0.3	<0.25	<2.0	<200	Typical	7.60
	Distillers Corn Oil	<15	<1.0	<0.5	<2.5	<20	Typical	8.90
	Edible Tallow	<0.75	<0.2	<0.05	<1.0	<400	Typical	7.50
Animal Fats	Tallow	<4	<1.0	<0.25	<2.0	<400	Typical	*(1)
	Poultry Fat/Grease	<8.0	<1.0	<0.25	<2.0	<400	Typical	*(1)
	Choice White Grease	<4	<1.0	<0.25	<2.0	<400	Typical	*(1)
	Yellow Grease & UFO	<15	<1.0	<0.25	<2.0	<400	Typical	*(1)

*(1)	Calculation for Maximum Feedstock Usage using high FFA feedstocks

Maximum Feedstock Usage = (*** x % FFA) +***
Example: Tested FFA = ***

Max Usage = (*** x ***%) + *** = *** lbs/gal of Biodiesel

Attachment C

REG-9000™ ASTM

Based off ASTM D6751 Specifications

		REG-9000™		Test Method
	Test Parameter	Limit	Units	(current revision)
	Cloud point:	Per Order	°C	D 2500 Allowable variance of +/- 2°C
	Free Glycerin:	<0.014	% Mass	D 6584
	Total Glycerin:	<0.15	% Mass	D 6584
	Monoglycerides(1):	<0.500	% Mass	D 6584
	Diglycerides(2):	<0.200	% Mass	D 6584
	Triglycerides(3):	<0.150	% Mass	D 6584
	Water & Sediment:	<0.020	% Volume	D 2709
	Acid Number:	<0.40	mg KOH/g	D 664
	Visual Inspection:	1, max	Haze	D 4176, procedure 2
	Relative Density at 60°F:	0.85 - 0.90	n/a	D1298 (BQ-9000)
	Oxidation Stability (100°C)	3 min or per Shipping Request	hrs	EN 14112
	Flash point (closed cup):	<93	°C	D 93
Alcohol Control	Option 1: Methanol	<0.2	% Volume	EN 14110
	Option 2: Flashpoint	<130	°C	D 93
	Moisture(4):	<0.020	% Volume	E203
	Cold Soak Filtration:	<200	seconds	D 6751 Annex
	Sulfur:	<10	ppm	D 2622
	Sodium & Potassium Combined:	<2.0	ppm (µg/g)	EN 14538
	Calcium & Magnesium Combined:	<1.0	ppm (µg/g)	EN 14538
	Phosphorus:	<0.001	% Mass	D 4951
	Carbon Residue:	<0.05	% Mass	D 4530
	Sulfated Ash:	<0.02	% Mass	D 874
	Kinematic Viscosity at 40°C:	3.8 - 5.0	mm2/sec.	D 445
	Copper Corrosion (3 hrs at 50°C):	No. 1	n/a	D 130
	Distillation at 90% Recovered:	360, max	°C	D 1160
	Cetane number:	47, min	n/a	D 613

(1),(2),(3),(4),(5)  These are not ASTM D 6751 nor BQ9000 specification requirements

Attachment C-2

REG-9000™ EN

Based off EN 14214 Specifications

Test Parameter	REG-9000™ Limit	Units	Method
Free Glycerin:	0.014	% (m/m)	EN 14105
Total Glycerin:	0.150	% (m/m)	EN 14105
Monoglycerides:	0.500	% (m/m)	EN 14105
Diglycerides:	0.200	% (m/m)	EN 14105
Triglycerides:	0.150	% (m/m)	EN 14105
Ester Content:	>96.5	% (m/m)	EN 14103
Linolenic Acid Methyl Ester:	12, max	% (m/m)	EN 14103
Polyunsaturate Methyl Ester:	1, max	% (m/m)	EN 14103
Total Contamination:	24, max	mg/kg	EN 12662
Acid Number:	<0.40	mg KOH/g	EN 14104
Cold Filter Plugging Point:	Per Order	°C	EN 116 Allowable variance of +/- 2°C
Density @15°C:	860 - 900	kg/m(3)	EN ISO 3675
Oxidative Stability:	6 min or per Shipping Request	hrs	EN 14112:2003
Flashpoint:	>170	°C	EN ISO 3679
Iodine Value:	120 Max	g/100g	EN 14111
Methanol Content:	0.2, max	% (m/m)	EN 14110
Water Content:	200, max	mg/kg	EN ISO 12937
Sulfur Content:	>10	mg/kg	EN ISO 20846
Phosphorus Content:	>10	mg/kg	EN 14107
Sodium & Potassium Combined:	>2	mg/kg	EN 14538 BS2000-547
Calcium & Magnesium Combined:	>2.0	mg/kg	EN 14538 BS2000-547
Sulfated Ash:	<0.02	% (m/m)	ISO 3987
Kinematic Viscosity at 40°C:	3.5 - 5.0	mm2/sec.	EN ISO 3104
Copper Corrosion @ 50°C for 3hrs:	1, max	n/a	EN ISO 2160
Cetane Number:	51 Min.	n/a	EN ISO 5165
Carbon Residue @ 10% distillation remnant:	0.3	%(m/m)	EN ISO 10370
Cold Soak Filtration:	<200	seconds	D 6217 Annex

Exhibit D

Shipping/Loadout Request

Today’s Date:	/ /
Target Date to Load:	/ /

Loading Requirements

☐ Truck	Trucking Company
☐	REG Railcar

Product:

☐	B99.9
☐	B100

☐	Oxidative Additive: ppm
☐	Minimum Load Temperature: °F

Blackhawk Fills out Remainder of form:

Lot Number:

☐  Loadout Checklist Complete.  Operator initials

Seal Numbers:

Railcar ID:

RIN #’s

Time Scheduled	*Biodiesel Loaded (gal)

Time Arrived	*Diesel Loaded (gal)

Time Loaded	*Total Gallons (gal)

BOL #

*Gal corrected to 60 degrees Fahrenheit.

When completed Scan and e-mail to:  bill.neese@regfuel.com, adam.sander@regfuel.com, mike.alleman@regfuel.com, dave.simon@regfuel.com, natan.wylke@com, Jason.schwenneker@regfuel.com.